
                                        NEW ENGLAND TELEPHONE AND TELEGRAPH COMPANY
                                     VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION
                                                        (UNAUDITED)
                                                  DATA STATED IN MILLIONS

                                                 FIRST QUARTER        FIRST QUARTER                    YEAR TO DATE
REGULATION     STATEMENT CAPTION                      1994                 1993                      1994        1993

5-02(1)        Cash                                $    8.8             $   15.3

5-02(9)        Total current assets                 1,036.5                992.9 *

5-02(18)       Total Assets                         8,247.9              8,229.8 *

5-02(21)       Total current liabilities            1,301.3              1,092.9 *

5-02(22)       Long-term debt                       2,164.3              2,064.4

5-02(30)       Common stock                         2,089.1              2,089.1

5-03(b)(10)    Earnings before income taxes
               and cumulative effect of change
               in accounting principle                226.2                216.3                    $226.2      $216.3

5-03(b)(11)    Income taxes                            81.5                 76.1                      81.5        76.1

5-03(b)(16)    Earnings before cumulative effect
               of change in accounting principle      144.7                140.2                     144.7       140.2

5-03(b)(18)    Cumulative effect of change in
               accounting for postemployment
               benefits, net of taxes                    -                 (25.3)*                      -        (25.3)*

5-03(b)(19)    Net Income                             144.7                114.9 *                   144.7       114.9 *


*  Restated to reflect the adoption of Statement of Financial Accounting Standards No. 112 in the fourth quarter of 1993 retroactive to January 1, 1993.

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